Exhibit 5.1

January 30, 2026
UWM Holdings Corporation
585 South Boulevard E
Pontiac, Michigan 48341

Re: UWM Holdings Corporation - Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to UWM Holdings Corporation, a Delaware corporation (“UWMC”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, first filed on or about January 30, 2026 (as amended or supplemented from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by UWMC of up to (i) 251,424,318 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) (ii) 5,050,221 shares of 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), (iii) 10,159,200 shares of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) and (iv) 9,661,396 shares of 7.25% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock” and together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”), issuable in connection with the Agreement and Plan of Merger (the “Merger Agreement”) by and between UWMC, UWM Acquisitions 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of UWMC (“Merger Sub ”), and Two Harbors Investment Corp. (“Two Harbors”), pursuant to which Two Harbors will merge with and into Merger Sub, with Merger Sub surviving such merger as an indirect, wholly owned subsidiary of UWMC (the “Merger”). Certain shares of Class A Common Stock and Preferred Stock to which the Registration Statement relates (the “Registered Shares”) are to be issued by UWMC in connection with the Merger Agreement.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Amended and Restated Certificate of Incorporation of UWMC included as Exhibit 3.1 to the Registration Statement, (iv) the Amended and Restated Bylaws of UWMC included as Exhibit 3.2 to the Registration Statement, (v) the forms of Certificate of Designations with respect to each series of the Preferred Stock that is proposed to be adopted in connection with the Merger included as Exhibits 4.2, Exhibit 4.3 and Exhibit 4.4 of the Registration Statement (the “Certificates of Designation”) and (vi) resolutions of the board of directors of UWMC that pertain to the Merger Agreement and the issuance of the Registered Shares pursuant thereto. In addition, we have also made such further legal and factual examinations and investigations as we considered necessary or appropriate for purposes of expressing the opinions set forth herein.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than UWMC. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of UWMC and others as to factual matters.

In furnishing this opinion, we have further assumed that (i) the Registration Statement (including any post-effective amendments), will have become effective, (ii) the Registered Shares will be issued and delivered in accordance with the terms of the Merger Agreement and in the manner specified in the Registration Statement and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) when issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Class A Common Stock will be validly issued, fully paid and non-assessable and (ii) when the Certificates of Designations substantially in the forms filed as exhibits to the Registration Statement have been duly filed with the Delaware Secretary of State and become effective in accordance with the Delaware General Corporation Law and the Preferred Stock has been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Preferred Stock will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ GREENBERG TRAURIG, P.A.

GREENBERG TRAURIG, P.A.